Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 4, 2020, by and between Brett T. Ponton (“Executive”) and ServiceMaster Global Holdings, Inc., a Delaware corporation (“ServiceMaster” or the “Company”).

WHEREAS, ServiceMaster desires to employ Executive as the Chief Executive Officer (“CEO”) of ServiceMaster and as a member of the Company’s Board of Directors (the “Board”), and Executive desires to be retained by ServiceMaster in such capacities, in each case pursuant to the terms and conditions of this Agreement.

WHEREAS, ServiceMaster and Executive intend hereby to set forth the terms and conditions upon which Executive shall be employed in such capacities.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.             Defined Terms. Any capitalized terms that are not defined within this Agreement are defined in Exhibit A hereto attached.

2.             Term. ServiceMaster shall employ Executive, and Executive agrees to be employed by ServiceMaster, in each case, subject to the terms and conditions of this Agreement, for the period commencing on or about September 15, 2020, but in no event later than October 1, 2020 (the “Start Date”) and continuing through and including the earliest of (a) the effective date of Executive’s termination of employment (the “Date of Termination”), (b) the date of Executive’s death, and (c) the third anniversary of the Start Date (such period, the “Term”); provided that the Term shall automatically be extended by one (1) year effective upon the third anniversary of the Start Date and each anniversary thereafter, until such date as either the Company or Executive shall have terminated such automatic extension provision by giving written notice to the other at least ninety (90) days prior to the end of the initial Term or any extended Term.

3.             Duties; Location of Performance.

(a)           Commencing on the Start Date, continuing during the Term, and subject to the powers, authorities and responsibilities vested in the Board and committees of the Board, Executive shall: (i) have the authorities and responsibilities consistent with his position as the CEO of ServiceMaster and, at a level commensurate with such position, as an officer or director of such other of the Company’s subsidiaries as may be requested by the Board from time to time; (ii) report directly to the Board; and (iii) so long as Executive serves as CEO of the Company, serve as a member of the Board without additional compensation. Commencing on the Start Date, Executive shall be appointed as a member of the Board, and at all times as applicable during the Term, the Company shall nominate Executive for election to the Board; provided that upon any termination of Executive’s employment under this Agreement, Executive shall, effective as of the Date of Termination (or Executive’s death), immediately cease to serve on the Board and any committees thereof. During the Term, all employees of ServiceMaster and its subsidiaries shall report to Executive or his designee and Executive shall be the senior-most executive of the Company and its subsidiaries.

(b)           Subject to any required business travel on behalf of the Company and the provisions of Section 4(d) below, Executive’s principal place of business will be at ServiceMaster’s corporate offices in the greater Memphis, Tennessee metropolitan area.

4.             Obligations of ServiceMaster During the Term. ServiceMaster shall provide the following to Executive during the Term:

(a)            Salary. ServiceMaster shall pay Executive a base salary (as increased, “Base Salary”) at an annual rate of at least $975,000, payable in accordance with the payroll practices of the Company. Executive’s rate of Base Salary shall be subject to annual review by the Board or the Compensation Committee (defined below), and any possible increase (but not decrease) shall be at the discretion of the Board or the Compensation Committee. Executive’s Base Salary may not be decreased without the written consent of Executive.

(b)           Annual Bonus. Executive shall be eligible to participate in the Company’s Annual Bonus Plan (or any successor plan) (the “Bonus Plan”) in respect of each fiscal year of the Company on at least the same terms and conditions as other executive officers of ServiceMaster; provided that Executive’s annual bonus opportunity under the Bonus Plan (the “Annual Bonus”) payable at achievement of “target” levels shall not be less than 100% of Base Salary (the “Target Bonus”), it being understood that the actual amount of the Annual Bonus payable and the performance metrics, weighting, and thresholds applicable to Executive shall be determined in accordance with the Bonus Plan as adopted and administered by the Compensation Committee of the Board (the “Compensation Committee”). The Compensation Committee will review performance metrics and the Target Bonus with the Executive at the beginning of each fiscal year and will conduct a performance review with the Executive at the end of each fiscal year when Annual Bonuses are being determined. Notwithstanding the foregoing, in no event shall Executive’s Annual Bonus for the 2020 performance year be less than an amount equal to (x) $975,000, multiplied by (y) a fraction, the numerator of which is the number of days from the Start Date through December 31, 2020, and the denominator of which is 365. Any Annual Bonus paid pursuant to this Section 4(b)(1), shall be paid when paid to other executive officers of ServiceMaster under the Bonus Plan, but in no event later than March 15 of the year following the year in respect of which it was earned. Except as otherwise provided in Section 7, Executive must be employed by the Company on the date on which the Annual Bonus is paid to receive the Annual Bonus.

(c)           Benefits. Executive shall be entitled to those employee benefits and perquisites that the Company from time to time no less favorable than those made available to any of its executive officers (the “Benefits”) subject to the terms and conditions of such benefit plans or programs as in effect from time to time. The Benefits currently include, without limitation, medical insurance, dental insurance, life insurance, vision insurance, flexible spending or similar account, four weeks of paid annual vacation, and such other benefits, as the Board or Compensation Committee may determine from time to time. In the event that Executive’s eligibility for ServiceMaster health insurance benefits does not commence immediately upon the Start Date, then ServiceMaster will pay Executive an amount, which after the application of taxes, equals the amount of the COBRA premiums paid by Executive for COBRA continuation coverage under Executive’s prior employer’s welfare arrangements for the period from the Start Date through the date of such commencement of ServiceMaster coverage.

(d)           Reimbursement of Other Expenses; Relocation.

(1)           Executive shall be reimbursed for all proper and reasonable expenses incurred by Executive in the performance of his duties hereunder in accordance with the policies of ServiceMaster as in effect from time to time.

(2)           Executive shall establish a primary residence within the greater Memphis-metropolitan area not later than 180 days following the Start Date. To assist Executive with his relocation, the Company shall reimburse Executive’s relocation expenses, and otherwise provide relocation assistance, all in accordance with the terms and conditions of the Company’s applicable relocation policy applied to senior executive officers (currently, the Tier V Relocation Policy), except that the temporary living benefit provided thereunder will be maintained for six months.

5.             Onboarding Compensation.

(a)           Make-Whole Bonus. On or as soon as reasonably practicable following the Start Date, the Company shall grant to Executive a cash bonus (the “Make-Whole Bonus”) in the amount of $520,000. The Make-Whole Bonus shall compensate Executive for bonus compensation foregone from previous employment and other expenses. The after-tax amount of the Make-Whole Bonus paid to the Executive shall be subject to repayment to the Company by Executive upon Executive’s resignation for any reason other than Good Reason or termination for Cause on or before the first anniversary of the Start Date.

(b)           Equity Award. On the Start Date, the Company shall grant to Executive equity incentive awards (the “2020 Equity Awards”) having an aggregate target grant date fair value equal to 33% of Executive’s Annual LTI Target (as such term is defined in Section 6 below). The 2020 Equity Awards shall be in the same form as, and have terms and conditions consistent with the criteria applicable to, the Company’s 2020 equity grants to its senior executive officers (i.e., 50% in the form of performance stock units, 30% in the form of nonqualified stock options with a per share exercise price equal to the per share closing sale price of the common stock covered by such options on the last trading date immediately preceding the option grant date, and 20% in the form of restricted stock units (with such stock units providing for dividend equivalent rights and vesting not to exceed three (3) years), except that for any 2020 Equity Awards that vest solely based on continued service, the vesting reference date shall be the Start Date (and not the grant date as specified in such other senior executive officers’ awards).

6.            Annual Equity Grants. Beginning in calendar year 2021 and each subsequent calendar year occurring during the Term, Executive shall be eligible to be considered for annual long-term equity incentive grants commensurate with his position, at the same time as all other executive officers of the Company, with the total target grant date value, form(s) and terms of such annual equity grants to be determined by the Compensation Committee; provided, however, that for calendar year 2021, Executive’s annual equity grants will have a total grant date value of not less than 325% of Executive’s then Base Salary (the “Annual LTI Target”).

7.             Severance Benefits.

(a)           In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Start Date and ending on or prior to the expiration of the Term by ServiceMaster without Cause or by Executive for Good Reason, then ServiceMaster, subject to Section 7(g), shall pay to Executive, as compensation for services rendered to ServiceMaster and its affiliated companies:

(1)           Executive’s Base Salary (prior to any reduction by the Company) earned through the Date of Termination, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(2)           (i) Executive’s Annual Bonus (prior to any reduction by the Company) with respect to the completed fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan), plus (ii) the Annual Bonus, if any, that Executive would have been paid in respect of the fiscal year in which the Date of Termination occurs had his employment not terminated, prorated for the portion of the fiscal year during which Executive was employed elapsed through the Date of Termination (the “Pro Rata Bonus”); plus

(3)           (i) continued payment of Executive’s monthly Base Salary (prior to any reduction by the Company), at the rate in effect immediately prior to the Date of Termination, for twenty-four (24) months following the Date of Termination (the “Severance Period”), and (ii) if a Change in Control occurs during the Severance Period, any then the remaining payments due under this Section 7(a)(3) will be paid upon the closing date of the Change in Control in a lump sum, solely to the extent such Change in Control constitutes a permissible payment event under Section 409A; plus

(4)           reimbursement of Executive’s business expenses pursuant to Section 4(d) and any accrued but unused vacation; plus

(5)           if such a termination occurs within twenty-four (24) months of a Change in Control, Executive shall be entitled to the foregoing, except (i) the cash payment pursuant to Section 7(a)(3) shall be paid in a lump sum and (ii)Executive shall additionally be entitled to a payment equal to 200% of the Target Bonus (prior to any reduction by the Company), also to be paid in a lump sum.

(b)           In the event that Executive’s employment hereunder is terminated during the period beginning on and including the Start Date and ending on or prior to the expiration of the Term by ServiceMaster for Cause or by Executive for any reason other than Good Reason, including by reason of Retirement, death or Disability, then ServiceMaster shall pay to Executive (or Executive’s executors, legal representatives or administrators in the event of Executive’s death), as compensation for services rendered to ServiceMaster and its affiliated companies:

(1)           Executive’s Base Salary (prior to any reduction by the Company) earned through the Date of Termination or date of death, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan); plus

(2)            in the event Executive’s employment is terminated by reason of death, Disability or Retirement, (i) Executive’s Annual Bonus with respect to the completed fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, to the extent not previously paid (but after giving effect to any amounts that would be deferred pursuant to the ServiceMaster deferred compensation plan), plus (ii) the Pro Rata Bonus; plus

(3)           reimbursement of Executive’s expenses pursuant to Section 4(d) and any unused but accrued vacation.

(c)           Payment. Subject to Section 15, (i) any amount payable pursuant to Section 7(a)(1) or 7(b)(1) above shall be paid in accordance with the payroll practices of the Company; (ii) any amount payable pursuant to Section 7(a)(2) or 7(b)(2) shall be paid when Annual Bonuses for the applicable fiscal years are paid to other executive officers of the Company, but in no event later than March 15 of the year following the year in respect of which such bonuses were earned; (iii) any amount payable pursuant to Section 7(a)(3)(i) shall be paid in equal monthly installments during the two-year period following the Date of Termination, except that all installments that would have been paid during the first 60 days following the Date of Termination shall be paid on the 60th day following the Date of Termination; and (iv) any amount payable pursuant to Section 7(a)(3)(ii) or 7(a)(5) shall be paid on the Change in Control or the 60th day following the Date of Termination as applicable under Section 7(a)(3)(ii) or 7(a)(5) respectively. In addition, if on the Date of Termination Executive is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, any or all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six months following the Date of Termination, shall instead be paid in a lump sum on the first day of the seventh month following the Date of Termination or, if earlier, upon Executive’s death, except (A) to the extent of amounts that do not constitute a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A 1(a)(5); and (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(d)           Continuation of Benefits. In the event Executive is entitled to the severance benefits under Section 7(a), then for up to eighteen (18) months following the Date of Termination, subject to Executive’s or Executive’s eligible beneficiary’s enrollment for COBRA continuation coverage and payment of the applicable monthly COBRA premium amounts, the Company will cause a monthly reimbursement to be made to Executive such that, after payment of applicable taxes, Executive retains an amount of such reimbursement equal to the full premium for the COBRA coverage so elected as in effect immediately prior to the Date of Termination.

(e)           Exclusive Severance. Any amount paid pursuant to Section 7(a) or 7(b) or 7(d) shall be paid in lieu of any other amount of severance relating to salary or bonus payments or health, welfare and life insurance coverage to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of ServiceMaster or its affiliated companies. Notwithstanding the foregoing, in the event that Executive’s employment hereunder is terminated for any reason, Executive shall be entitled to continuation of Benefits to the extent available, subject to the terms and conditions of such benefit plans or programs for terminated employees.

(f)            Equity-Based Compensation. The 2020 Equity Awards and any other equity awards granted to Executive under the applicable Stock Incentive Plan and held by Executive on the Date of Termination or date of death shall be subject to the terms and conditions of the applicable Stock Incentive Plan, including, without limitation, the restriction periods, vesting and forfeiture schedules, and termination provisions.

(g)           Release; Compliance with Restrictive Covenants. Notwithstanding anything to the contrary in this Section 7, in the event the Company is obligated to make payments pursuant to Sections 7(a)(3), 7(a)(5) and 7(d), it shall be a condition to such payments that: (i), within forty-five (45) days following the Date of Termination, Executive enter into a general release of claims, containing the provisions attached hereto as Exhibit B and such other provisions, if any, as the parties may mutually agree, waiving any and all claims against the Company, its subsidiaries, their affiliates and their respective officers, directors, employees, agents, representatives, stockholders, members and partners relating to this Agreement and to his employment during the term hereof; (ii) the Representation (d)(i) to be made by Executive in Exhibit B shall be true and correct in all respects; and (iii) Executive materially complies with the covenants set forth in Section 8 during the Severance Period.

(h)           Notice of Termination. Executive shall be required to provide the Company with thirty (30) days’ advance written notice, and the Company may provide notice at any time, of the intention to terminate Executive’s employment for any reason, other than a termination by the Company for Cause or termination by Executive with Good Reason, each of which shall be subject to the applicable notice and cure time periods set forth in Exhibit A.

(i)            In the event the Company gives Executive notice of non-automatic extension of this Agreement at any time pursuant to Section 2, such termination shall be treated as a termination without Cause immediately prior to the expiration of the Term.

8.             Covenants. For good and valuable consideration, including without limitation the grant of equity awards and the severance benefits provided for in Section 7 above, the sufficiency of which Executive hereby acknowledges, Executive agrees to the following:

(a)           Non-Competition, Non-Solicitation. From and after the Start Date and through and including the date that is two years after the Date of Termination, Executive shall not do any of the following, directly or indirectly, without the prior written consent of the Board:

(1)           directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise), in North America or any other geographic area in which ServiceMaster or any subsidiary of ServiceMaster is then conducting business, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with a business conducted by ServiceMaster or any subsidiary of ServiceMaster (a “Competitive Enterprise”); provided that the foregoing shall not prohibit (x) Executive’s passive ownership of less than 1% of any class of voting securities of a publicly held company which would otherwise be prohibited under this Section 8(a)(1) or (y) Executive’s providing services to either (A) a separate division or operating unit of a multi-divisional Competitive Enterprise if such division or operating unit is not competitive with the business conducted by ServiceMaster or any subsidiary of ServiceMaster or (B) a Competitive Enterprise where the revenues derived from the divisions or operating units that, if standing alone, would be a Competitive Enterprise (I) account in the aggregate for less than 20% of the aggregate consolidated revenue of the entire Competitive Enterprise (or, if applicable, the portion of the Competitive Enterprise for which Executive is responsible (including, for the avoidance of doubt, subsidiary entities)) and (II) on a business unit by business unit basis are 35% or less than the revenue of the corresponding business unit of ServiceMaster (except that, for purpose of this clause (II), any ServiceMaster business unit that accounts for 10% or less of the aggregate consolidated revenue of ServiceMaster shall be disregarded), in the case of each of clause (I) and this clause (II) for the fiscal year prior to Executive’s commencement of employment therewith; or

(2)           other than in the good faith performance of Executive’s duties to ServiceMaster, directly or indirectly attempt to induce any employee of ServiceMaster or any subsidiary of ServiceMaster to terminate his or her employment with ServiceMaster or any subsidiary of ServiceMaster for any purpose whatsoever, or attempt directly or indirectly, in connection with any business to which Section 8(a)(1) applies, to solicit the trade or business of any current or prospective customer, supplier or partner of ServiceMaster or any subsidiary of ServiceMaster; provided, that this Section 8(a)(2) shall not be violated by (i) general advertising or solicitation not specifically targeted at ServiceMaster related persons or entities or (ii) Executive serving as a reference, upon request.

(b)           Confidentiality; Work Product. Executive agrees that, during Executive’s employment with the Company and its subsidiaries and thereafter, other than in the good faith performance of his duties to the Company and its subsidiaries, Executive will not disclose confidential or proprietary information, or trade secrets, related to any business of the Company or its subsidiaries, including without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, design, specifications, compilations, inventions, improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Notwithstanding the foregoing, Executive may disclose confidential information to the extent required by law, regulation or order of a regulatory body, in each case so long as Executive gives the Company written notice of the disclosure as soon as practicable under the circumstances to enable the Company to seek a protective order, confidential treatment or other appropriate relief (except that notice to the Company need not be given during any period that such disclosure is prohibited by applicable law). Executive’s obligations under this Section 8(b) are indefinite in term. Executive hereby assigns, transfers and releases, without royalty or any other consideration except as expressly set forth herein, all worldwide right, title and interest Executive may have or acquire (including copyright and “moral rights”) in and to all work product, inventions, discoveries, know-how, processes, data and other items (“Materials”) resulting from Executive’s services under this Agreement. To the extent that any Materials are not assignable, Executive waives, disclaims and agrees that Executive will not enforce against ServiceMaster any rights Executive may have to such Materials.

(c)           Non-Disparagement. At all times during the Term and for two years thereafter, Executive agrees that Executive will refrain from making public statements, written or oral, that criticize, disparage or defame the business, goodwill or reputation of ServiceMaster (including its products and services), its directors, officers, executives, subsidiaries, parent entities, and/or employees or making statements which could adversely affect the morale of other employees. At all times during the Term and for two (2) years thereafter, the Company agrees that its active members of the Board and active named executive officers (each as in effect from time to time) will refrain from making public statements, written or oral, that criticize, disparage or defame Executive. Nothing in this Agreement, however, shall be construed to prevent Executive or the Company (including any of its representatives) from providing truthful testimony or information in response to any valid subpoena, court order, the request of any government agency or as otherwise required by law (including in connection with any whistleblower laws), from rebutting false or misleading statements about the party by others or making normal competitive-type statements not in violation of Section 8(a) above or otherwise making truthful statements in connection with the parties enforcing their respective rights hereunder. There shall be no third-party beneficiaries of this Section 8(c), other than applicable subsidiaries of the Company.

(d)           Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with ServiceMaster with respect to any matter (including without limitation any investigation, governmental proceeding and litigation, including the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of ServiceMaster or its affiliates) that relates to events or occurrences that transpired while Executive was employed by ServiceMaster to the extent Executive is not adverse to ServiceMaster or its affiliates in such matter. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of ServiceMaster at mutually convenient times. During and after Executive’s employment, Executive also shall reasonably cooperate with ServiceMaster or its affiliates in connection with any investigation or review of any Federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by ServiceMaster. ServiceMaster shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 8(d), provided, that should cooperation under this Section 8(d) exceed, after termination of Executive’s service with ServiceMaster, ten (10) hours in the aggregate, then such cooperation will be conditioned on ServiceMaster compensating Executive at a rate of compensation as reasonably agreed to by the parties based on Executive’s prior ServiceMaster regular compensation. ServiceMaster shall take commercially reasonable efforts to account for Executive’s locale and personal and professional commitments in connection with requests for cooperation hereunder.

9.             Indemnification. Effective as of the Start Date, the Company and Executive shall enter into an indemnification agreement in the form attached as Exhibit C. During the Term and thereafter, the Company shall indemnify Executive with respect to his services to the Company and its subsidiaries as an officer and director, including as a fiduciary of Company benefit plans, at levels not less than as provided in the Bylaws of the Company in effect on the Start Date. In addition, (i) Executive shall both during the Term and thereafter be covered by directors and officers liability insurance to the same extent that such coverage is then maintained for officers or directors of the Company in active service, and (ii) any “tail” policy providing directors and officers liability coverage that covers a period of service in which Executive is or was in active service with the Company and/or any of its subsidiaries shall cover such service. The obligations under this Section 9 shall survive termination or expiration of this Agreement and Executive’s employment.

10.           Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by ServiceMaster and its successors and assigns, and upon any such assignment, all references to “ServiceMaster” or the “Company” shall be deemed to refer to such successor or assignee, and by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. This Agreement shall not be terminated by any merger or consolidation of ServiceMaster whereby ServiceMaster is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of ServiceMaster. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

11.           Notice. All notices and other communications required or permitted under this Agreement (including the notice required by the definition of Good Reason as set forth in Exhibit A) shall be in writing, shall be given by personal delivery, overnight delivery by an established courier service, electronic mail, or by certified mail, return receipt required, and shall be deemed to have been duly given when delivered, addressed (a) if to Executive, at his address in the records of the Company (with a copy to Austin S. Lilling, Esq., Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038 (alilling@stroock.com) (which shall not constitute notice hereunder)), and if to ServiceMaster, to ServiceMaster Global Holdings, Inc., 860 Ridge Lake Blvd., Memphis, TN 38120, Attention: General Counsel, or (b) to such other address as either party may have furnished to the other in writing in accordance herewith.

12.           Entire Agreement; Amendments. Except as otherwise specified herein, this Agreement and the Exhibits (together with the documentation concerning applicable equity awards) constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or between the parties, written or oral, that may have related in any manner to the subject matter hereof.

13.           Modification or Waiver. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and a member of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or ServiceMaster to insist upon strict compliance with any provision of this Agreement or to assert any right that Executive or ServiceMaster may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

14.           Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect.

15.           Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

16.           Payments by Subsidiaries. Executive acknowledges that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries, and Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.

17.           Section 409A; Section 280G.

(a)           To the extent that any reimbursement, fringe benefit, or other similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid); (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. In addition, with respect to any payments or benefits subject to Section 409A, reference to Executive’s “Date of Termination” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (as determined under Treasury Regulation Section 1.409A-1(h), as uniformly applied by the Company) with the Company. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. Any tax gross-up payment provided for under this Agreement shall in no event be paid to Executive later than the December 31 of the calendar year following the calendar year in which such taxes are remitted by Executive.

(b)           To the extent that any of the payments and benefits provided for under this Agreement together with any payments or benefits under any other agreement or arrangement between the Company and Executive (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code as determined by the parties or in the opinion of an independent certified public accounting firm reasonably acceptable to the parties and paid for by the Company (which firm is a nationally recognized U.S. public accounting firm that has not, during the preceding two years of selection, acted in any way on behalf of the Company or its affiliates (the “Accountant”)), the amount of such Payments shall be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”) if and only if such reduction would provide Executive with an after-tax amount (including, without limitation, federal, state, local income, employment and other applicable taxes, including the Excise Tax) greater than if there was no reduction. Whether such Payments will be reduced and the amount of such reduction will be reasonably determined by the Accountant. Any reduction shall be done in a manner that maximizes the amount to be retained by Executive; provided that to the extent any order is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G- 1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clause (ii) or (iv) of this Section 17(b) will be next reduced pro rata.

18.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:	/s/ Naren K. Gursahaney
	Name:	Naren K. Gursahaney
	Title:	Chairman, Board of Directors

EXECUTIVE

By:	/s/ Brett T. Ponton
	Name:	Brett T. Ponton

[Signature page to Employment Agreement]

Exhibit A

As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)           “Cause” means:

(1)            a material breach by Executive of his duties and responsibilities (other than as a result of incapacity due to physical or mental illness) that is demonstrably willful and deliberate on Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of ServiceMaster and that is not remedied within thirty (30) days after receipt of written notice from ServiceMaster specifying such breach; or

(2)           Executive’s indictment for, conviction of or pleading guilty or nolo contendere to a felony or misdemeanor involving any act of fraud, embezzlement, or dishonesty, or any other intentional misconduct by Executive which is committed in bad faith or without reasonable belief that such breach is in the best interests of ServiceMaster that adversely and significantly affects the business affairs or reputation of ServiceMaster or an affiliated company; or

(3)           any failure by Executive to reasonably cooperate with any investigation or inquiry into Executive’s business practices, whether internal or external, including, but not limited to, Executive’s refusal to be deposed or to provide testimony at any trial or inquiry.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless he has: (i) had ten (10) days’ written notice setting forth the reasons for ServiceMaster’s intention to terminate for Cause; (ii) had an opportunity to be heard before the Board; and (iii) received a notice of termination from the Board stating that in the opinion of a majority of the full Board (excluding Executive) that Executive is responsible for conduct of a type set forth above and specifying in reasonable detail the particulars thereof. For the avoidance of doubt, poor performance or failure to attain performance objectives or financial results shall not in and of itself constitute Cause.

(b)           “Change in Control” shall have the meaning set forth in the Stock Incentive Plan; provided that in the event such definition shall be modified or revised in the Stock Incentive Plan, then the definition of Change in Control for purposes of this Agreement shall be so modified or revised.

(c)           “Disability” for purposes of this Agreement shall be defined as the inability of Executive to have performed Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any period of three hundred and sixty-five (365) days.

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(d)           “Good Reason” means, without Executive’s written consent, the occurrence of any of the following events:

(1)           any of (i) the reduction in any material respect in Executive’s position(s), authorities or responsibilities with ServiceMaster, (ii) Executive no longer reporting directly to a board of directors of a publicly traded company or (iii) any failure to appoint Executive to serve as CEO of a publicly traded company;

(2)           a material reduction in Executive’s Base Salary or Target Bonus, each as in effect on the Start Date or as the same may be increased from time to time thereafter; except for any reduction by not more than 10% from Executive’s highest Base Salary or Target Bonus, to the extent a 10% reduction is applied equally to all named executive officers of the Company;

(3)           a material change in the location of Executive’s primary location of work at ServiceMaster’s corporate offices that occurs after Executive has relocated his primary residence from Rochester, NY to the metropolitan area of the Company’s corporate office in Memphis, TN, that is more than 50 miles from the Company’s corporate offices as of the Start Date; or

(4)           any action or inaction by ServiceMaster that constitutes a material breach of the terms of this Agreement.

If Executive determines that Good Reason exists, Executive must notify ServiceMaster in writing, within ninety (90) days following when Executive first becomes aware of the existence of such grounds which Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under the terms of Executive’s employment. If ServiceMaster remedies such event within thirty (30) days following receipt of such notice, Executive may not terminate employment for Good Reason as a result of such event (the “Cure Period”). In the event ServiceMaster does not timely remedy such event, Executive must terminate his employment ninety (90) days following the end of the Cure Period.

(e)           “Retirement” shall mean any definition of early or normal retirement that is used in the ServiceMaster Profit Sharing and Retirement Plan, as applicable.

(f)            “Stock Incentive Plan” shall mean that certain Amended and Restated Company 2014 Omnibus Incentive Plan (and any successor plan).

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Exhibit B

Release Provisions

Release and Waiver of Claims. In consideration of the payments and benefits to which you are entitled under the Employment Agreement, dated as of September 15, 2020, to which you and ServiceMaster Global Holdings, Inc. (the “Company”) are parties (the “Employment Agreement”), you hereby waive and release and forever discharge the Company and its respective parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act, and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the “Start Date”). However, nothing in this Agreement prevents you from making any reports to or receiving any awards from the SEC or OSHA based upon the your reporting of violations of laws or regulations containing whistleblower provisions.

Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Start Date. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a)           Any payment or benefit set forth in the Employment Agreement;

(b)           Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with Company policy;

(c)           Claims under any equity awards granted to you under a Stock Incentive Plan and then held by you and claims in respect of ServiceMaster common stock, solely in your capacity as a holder of such common stock;

(d)           Vested benefits under the general Company employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released);

(e)           Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;

(f)            Any claim that the Company has breached this release of claims;

(g)           Indemnification, exculpation, and contribution as a current or former director or officer of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity; and

(h)           any rights in respect of the nondisparagement provisions in Section 8(c) for periods hereafter.

Covenants Not to Sue. To the extent that any claims covered by the scope of the release herein is not subject to waiver by applicable law (including, without limitation, any claims arising under or related to FMLA, FLSA, and any other local, state or federal statute governing employment and/or the payment of wages and benefits), you hereby covenant and agree not to sue or otherwise seek any remedy or other form of relief against any of the Releasees relating to such claims.

Representations. You represent that you:

(a) have been provided all benefits due under the Family and Medical Leave Act and that you have received all wages due, including overtime pay, premium pay, vacation pay, bonus pay, commissions, or other compensation, and that you have received all appropriate meals and rest breaks to which you were entitled, in compliance with the Fair Labor Standards Act and applicable state and local law;

(b) have no known workplace injuries or occupational diseases;

(c) that you have not made any report of, or opposed, any fraud or other wrong doing at the Company and that you have not been retaliated against for reporting or opposing any alleged fraud or other wrongdoing at the Company, and

(d) that, to the best of your knowledge, you have not committed any act or omission within the twelve full calendar months preceding the date of your termination of employment that would, if known to the Board at the time of your termination of employment with the Company, reasonably be expected to meet the definition of “Cause” under the Employment Agreement.

Return of ServiceMaster Property. Not later than the Start Date, you agree to return, or hereby represent that you have returned as of such date (if you have not signed this Agreement by such date), to ServiceMaster all ServiceMaster property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; ServiceMaster identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to ServiceMaster or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e-mail or internet accounts. Provided, however, Executive may retain his address book to the extent it only contains contact information and the Company shall cooperate with Executive on the transfer of his cell phone number to Executive.

Exhibit C

Form of Indemnification Agreement

(as publicly filed as exhibit to ServiceMaster’s SEC filings)

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